Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of August, 2013 by and between Janel World Trade, Ltd., a Nevada corporation and The Janel Group of New York, Inc., a New York corporation (collectively, “Seller”); Allports Logistics Anchor Wharehouse, LLC, a New Jersey limited liability company (“Purchaser”); and Nicholas V. Ferrara (the “Member”).

Explanatory Statement

In two transactions, on July 1, 2008 (the “2008 Acquisition”) and on October 4, 2010 (the “2010 Acquisition”; the 2008 Acquisition and the 2010 Acquisition are referred to herein collectively as the “FIL Acquisition”), Seller acquired from Ferrara International Logistics, Inc., a corporation owned by Member (“FIL”), certain assets with which Seller commenced operations of Seller’s New Jersey freight forwarding and logistics operations which conducted business at any one or more of the NJ Facilities (the “NJ Office”). Purchaser desires to re-acquire the operations of the NJ Office. In furtherance thereof, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of the assets used in the NJ Office and all related assets of Seller, including those sold to Seller in connection with the FIL Acquisition, on the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

1. Definitions; Rules of Construction.

1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

2008 Acquisition - As defined in the Explanatory Statement.

2010 Acquisition - As defined in the Explanatory Statement.

Assumed Obligations – As defined in Section 2.2.

Bill of Sale - The Bill of Sale substantially in the form attached hereto as Exhibit A, together with such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser and Seller, as shall be effective to vest in Purchaser good title to the NJ Assets.

Closing - The closing of the transactions contemplated by this Agreement.

Closing Date - August 28, 2013, with an effective date of August 31, 2013, unless extended by mutual agreement of the parties.

Excluded Assets – Seller’s cash on hand, cash in depositories and accounts receivable.

FIL - As defined in the Explanatory Statement.

FIL Acquisition - As defined in the Explanatory Statement.

Janel Shares – Shares of Seller’s Common Stock, par value $0.001 per share.

Member - As defined in the introductory paragraph of this Agreement.

NJ Assets - The assets of Seller used in the operation of the NJ Office and/or the NJ Facilities, and all related assets of Seller, including those sold to Seller in connection with the FIL Acquisition, including, but not limited to those listed on Schedule 1.1 and the NJ Customers. NJ Assets shall not include any of the Excluded Assets.

NJ Business - The freight forwarding and logistics business heretofore operated by Seller at the NJ Office and the NJ Facilities.

NJ Customers – The customers of the NJ Office identified on Schedule 1.1(a) and any person or entity who is or was a customer of the NJ Office at any time during the 24-month period preceding the Closing Date.

NJ Facilities – The Seller’s office and warehouse space located at: 1319 North Broad Street, Hillside, New Jersey; 600 North Union Avenue, Hillside, New Jersey; and 635 Ramsey Avenue, Newark, New Jersey.

NJ Facility Leases – The leases or subleases for the NJ Facilities.

NJ Office – As defined in the Explanatory Statement.

Purchase Price – As defined in Section 3.1.

Purchaser - As defined in the introductory paragraph of this Agreement.

SEC - United States Securities and Exchange Commission.

Seller - As defined in the introductory paragraph of this Agreement.

1.2. The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

1.3. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4. References in this Agreement to the “knowledge” of an entity shall mean the knowledge of the president, chief executive officer, chief operating officer, and chief financial officer of such entity, to the extent applicable, and with respect to Purchaser shall specifically include the knowledge of the Member, in each case following due inquiry.

1.5. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2. Purchase of NJ Assets; Assumption of Liabilities.

2.1. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the Closing Date, all of the right, title and interest of Seller in and to the NJ Assets.

2.2. Purchaser agrees to assume the obligations of Seller listed on Schedule 2.2 with respect to periods from and after the Closing Date (the “Assumed Obligations”). Other than the Assumed Obligations, Purchaser does not assume any liabilities or obligations of Seller, known, unknown, contingent or otherwise.

3. Consideration.

3.1. The consideration for all of the NJ Assets (the “Purchase Price”) shall be $401,066.85, which shall be paid as follows:

3.1.1. On the Closing Date, Purchaser shall pay from the Purchase Price to the respective lessors under the following equipment leases all amounts necessary to acquire the items which are the subject of such leases and terminate all obligations of the lessee under such leases, and Seller and Purchaser shall execute any and all documents necessary to cause such items to be conveyed to Purchaser upon such payment in full: (a) Lease between Seller and Axis Capital for the HVAC Unit located on the roof of the NJ Facility located at 1319 Broad Street, Hillside, New Jersey; (b) Lease between Seller and Univest Capital for two Hyster Forklifts;

3.1.2. The balance of the Purchase Price shall be paid to Seller by bank check, attorney trust account check or wire transfer at the Closing; and

3.1.3. The assumption by Purchaser of the Assumed Obligations.

3.2. The total Purchase Price shall be allocated among the NJ Assets as set forth on Schedule 3.2.

3.3. Purchaser and the Member acknowledge and agree that the conditions for the issuance to FIL of 1,714,286 Janel Shares which were reserved for possible issuance to FIL, pursuant to the terms of the 2010 Acquisition, upon the achievement by the NJ Office of certain results of operations, have not been satisfied, and such Janel Shares will not be issued and will no longer be reserved for issuance to FIL.

4. [INTENTIONALLY OMMITED]

5. Closing.

5.1. The Closing shall take place on the Closing Date at such time and place as shall be agreed upon by the parties hereto, time being of the essence. The Effective Date of the Closing shall be August 31, 2013.

5.2. At the Closing (i) Seller will assign and transfer to Purchaser all of Seller’s right, title and interest in and to the NJ Assets (free and clear of all liens and encumbrances), by delivery of the Bill of Sale duly executed by Seller, (ii) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Obligations by delivery of an Instrument of Assumption in the form attached hereto as Exhibit B, duly executed by Purchaser, and the parties shall deliver the certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 10 and 11.

5.3. All expenses which relate to periods before and after the Closing shall be prorated so that Seller bears the expense of all such items until the Closing Date and Purchaser bears the expense of all such items from and after the Closing Date. All prepaid rents, utility bills, license fees and other pre-paid expenses with respect to the NJ Facilities will be prorated between Seller and Purchaser as of the Closing Date.

5.4. If, prior to the Closing, any of the material NJ Assets are destroyed or damaged or taken in condemnation, Purchaser shall have the option, in its sole and exclusive discretion, to cancel this Agreement and this Agreement shall thereafter be null and void. Alternatively, Purchaser shall have the option of proceeding as follows: the insurance proceeds or condemnation award with respect thereto shall be a NJ Asset. At the Closing, Seller shall pay to Purchaser any such insurance proceeds or condemnation awards received by Seller on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller or its affiliates, predecessors and successors in respect of any Assumed Obligation, Seller shall cause such insurance to be applied toward the payment of such Assumed Obligation.

6. Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller as follows:

6.1. Existence and Good Standing. Purchaser: (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of New Jersey; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

6.2. Power and Authority; Authorization. Purchaser has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Purchaser have been duly authorized and approved by the Board of Directors of Purchaser subject to all contingencies set forth herein. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Purchaser and are the legal, valid, and binding obligations of Purchaser in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

6.3. No Violations. The execution, delivery, and performance of this Agreement by each of Purchaser and the Member (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 6.4), any law, ordinance or regulation binding on Purchaser or the Member, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, Purchaser’s or the Member’s properties, assets, or businesses, pursuant to

Purchaser’s certificate of organization or limited liability company agreement, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Purchaser or the Member or any of their respective assets or properties is bound. Neither Purchaser nor the Member, nor any of their respective assets or properties is subject to or bound or affected by any article of incorporation or bylaw provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Purchaser or the Member from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course.

6.4. Approvals Required. Except as set forth on Schedule 6.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Purchaser or the Member in connection with the execution and delivery by Purchaser or the Member of this Agreement or the performance by Purchaser of the transactions described herein.

6.5. Accuracy of Representations. All representations and warranties with respect to Purchaser and the Member are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to Purchaser or the Member or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

7. Representations and Warranties of Seller.

Seller represents and warrants to Purchaser as follows:

7.1. Existence and Good Standing. Seller: (i) is a corporation duly organized, validly existing, and in good standing under the laws of Nevada; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Seller.

7.2. Seller Power and Authority; Authorization. Seller has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller have been duly authorized and approved by the Board of Directors of Seller. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Seller, and are the legal, valid, and binding obligations of Seller in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

7.3. No Seller Violations. The execution, delivery, and performance of this Agreement by Seller (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 7.4), any law, ordinance or regulation binding on Seller, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, any shares of Seller stock or any of its properties, assets, or businesses, pursuant to

Seller’s certificate of incorporation or bylaws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which Seller is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Seller or any of its assets or properties is bound. Neither Seller nor any of its assets or properties is subject to or bound or affected by any article of incorporation or bylaw provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Seller from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to Seller (as the case may be) and, with or without being cured, will not prevent Seller (as the case may be) from continuing its business in the ordinary course.

7.4. Approvals Required. Except as set forth on Schedule 7.4, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by Seller in connection with the execution and delivery by Seller of this Agreement or the Employment Agreement, or the performance by Seller of the transactions described herein and for the operation of the NJ Business by Purchaser following the Closing.

7.5. Title to Property and Related Matters. Except for liens securing the Assumed Liabilities, and except for the liens listed on Schedule 7.5 all of which shall be released and discharged on the Closing Date, on the date hereof, Seller has, and on the Closing Date will have, good and marketable title to all NJ Assets and all assets and properties used in the NJ Business of any kind or character, free and clear of any liens or encumbrances. With the exception of the Excluded Assets, the NJ Assets constitute all of the assets and properties used in the NJ Business of any kind or character as heretofore conducted. To the best of the knowledge of Seller, there does not exist any condition or agreement that materially interferes with the use of the NJ Assets in the conduct of the NJ Business in the ordinary course.

7.6. Accuracy of Representations. All representations and warranties with respect to Seller are true and correct as of the date hereof and shall be true and correct on the Closing Date. This Agreement does not contain any untrue statement of a material fact with respect to Seller or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

8. Covenants of Purchaser.

Each of Purchaser and the Member covenants and agrees as follows:

8.1. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Seller of the content of the proposed disclosure, and the time and place that the disclosure will be made. Purchaser and the Member will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. This covenant shall survive the Closing.

8.2. From and after the Closing Date, Purchaser will pay each of the Assumed Obligations as and when due, including all overhead and transportation costs with respect to activities of the NJ Business from and after the Closing Date.

8.3. Purchaser shall assist Seller in collecting all of the accounts receivable for freight forwarding and logistics services generated by the NJ Office prior to the Closing Date. Seller will be primarily responsible for such collection efforts. Within 10 days following the end of each month, Purchaser shall deliver to Seller all payments payable to Seller and received in the NJ Office on account of such accounts receivable with respect to the previous month. In the event Purchaser receives in its name any amount on account of accounts receivable for services generated by the NJ Office before the Closing Date, Purchaser shall remit the full amount of such collections to Seller within two business days following receipt.

8.4. Prior to, at and following the Closing, Purchaser will comply with all applicable provisions of the New Jersey Bulk Sale law.

8.5. Following the Closing, Purchaser will cease using Seller’s U.S. Customs Brokerage License and will not submit customs entries under Seller’s U.S. Customs filer code.

8.6. Following the Closing, Purchaser will maintain all U.S. customs and other records associated with the NJ Business conducted prior to the Closing in accordance with all applicable U.S. customs and freight forwarding laws and standards.

8.7. Following the Closing, Purchaser will cooperate with Seller and its representatives and will provide Seller and its representatives with all information and access to personnel and electronic and paper correspondence and business records reasonably requested in connection with the preparation of financial reports and statements (including independent audits), tax returns, and customs, the SEC, other securities regulators or other regulatory requests.

9. Covenants of Seller.

Seller covenants and agrees as follows:

9.1. It will maintain all negotiations and other information with respect to the transactions contemplated herein and the terms of this Agreement in confidence and, except as required by law or with the consent of Purchaser, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Purchaser of the content of the proposed disclosure, and the time and place that the disclosure will be made. Purchaser and the Members will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. Nothing herein shall restrict Seller’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings. This covenant shall survive the Closing.

9.2. All overhead and transportation costs with respect to activities of the NJ Business through the Closing will be the responsibility of Seller.

9.3. In the event Seller collects any amount on account of accounts receivable for services generated by the NJ Business from and after the Closing Date, Seller shall remit the full amount of such collections to Purchaser within two business days following receipt.

10. Conditions Precedent to Obligations of Purchaser.

Purchaser’s obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Purchaser in Purchaser’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Purchaser:

10.1. The representations and warranties made by or on behalf of Seller contained in this Agreement or in any certificate or document delivered by, or at the direction of, Seller to Purchaser pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

10.2. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

10.3. Seller shall have obtained the consent of all required governmental bodies and all third parties as required for the conclusion of the transactions contemplated by this Agreement, including approval of third parties under the leases, contracts, agreements or franchises assigned to and assumed by Purchaser as part of the NJ Assets as described on Schedule 2.2, if any, and a clearance letter from the New Jersey Department of Revenue pursuant to the New Jersey Bulk Sales Law.

10.4. Purchaser shall have received a certificate signed by the chief executive officer of Seller and dated the Closing Date, to the effect that the conditions specified in Sections 10.1 through 10.3 inclusive have been fulfilled.

10.5. Purchaser shall have received the following:

10.5.1. The duly executed Bill of Sale.

10.5.2. An estoppel certificate and consent to assignment from each lessor under the NJ Facility Leases in form and substance reasonably satisfactory to Purchaser.

10.5.3. Proof in a form reasonably satisfactory to Seller that all liens and encumbrances on all NJ Assets have been released and discharged, including any UCC-1 Security Interests on the Warehouse Freezer, two Hyster Forklifts and the HVAC system referred to in Section 3.1.1 hereof.

10.5.4. Any and all documents necessary to cause both Axis Capital and Univest Capital to convey ownership of the items of equipment which are the subject of the leases referred to in Section 3.1.1 to be conveyed to Purchaser upon payment in full of such leases.

10.5.5. All other instruments, documents and certificates as are required to be delivered by or on behalf of Seller pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

11. Conditions Precedent to Obligations of Seller.

Seller’s obligations to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Seller in Seller’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Seller:

11.1. The representations and warranties made by or on behalf of Purchaser or the Member contained in this Agreement or in any certificate or document delivered by, or at the direction of Purchaser or the Member to Seller pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

11.2. Purchaser and the Member shall have each performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

11.3. Purchaser shall have delivered to Seller all of the exhibits and schedules required herein to be delivered by Purchaser or the Member, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to Seller.

11.4. Seller shall have received a certificate signed by the Managing Member of Purchaser and the Member, and dated the Closing Date, to the effect that the conditions specified in Sections 11.1 through 11.3 inclusive have been fulfilled.

11.5. The Member shall have resigned from all positions with Seller and its Affiliates, effective as of the Closing Date, and the Member and all of Purchaser’s personnel shall have been removed as authorized parties to sign checks or otherwise withdraw funds from any depository account of Seller and its Affiliates.

12. Restriction on Solicitation.

Seller, Purchaser and the Member acknowledge that the business of the customer accounts of Seller and Purchaser, respectively, are an integral part of their respective businesses. Accordingly, the parties agrees as follows:

12.1. For a period of two (2) years following the Closing Date, Seller will not, directly or indirectly, solicit, on behalf of any party other than Purchaser or its affiliates, freight forwarding or logistics business from any of the NJ Customers.

12.2. For a period of two (2) years following the Closing Date, neither Purchaser nor the Member will, directly or indirectly, solicit, on behalf of any party other than Seller or its affiliates, freight forwarding or logistics business from any person or entity who is or was a customer of Seller at any time during the 24-month period preceding the Closing Date, other than the NJ Customers. The restrictions set forth in Sections 12.1 and 12.2 hereof shall not apply with respect to freight forwarding agents located outside the United States which have been customers of Seller through the NJ Office or otherwise.

12.3. For a period of two (2) years following the Closing Date, Seller will not, directly or indirectly, on behalf of any party other than Purchaser or any affiliate of Purchaser, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Purchaser (or any subsidiary or affiliate of Purchaser) at any time during the 12 months preceding the Closing Date or in any manner induce or attempt to induce any employee of Purchaser (or any subsidiary or affiliate of Purchaser) to terminate his employment with Purchaser (or any subsidiary or affiliate of Purchaser), as the case may be; or (ii) interfere with Purchaser’s (or any subsidiary or affiliate of Purchaser) relationship with any person, including any person who at any time during the 12 months preceding the Closing Date was an employee, contractor, vendor, supplier, or customer of Purchaser (or any subsidiary or affiliate of Purchaser).

12.4. For a period of two (2) years following the Closing Date, Purchaser will not, directly or indirectly, on behalf of any party other than Seller or any affiliate of Seller, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Seller (or any subsidiary or affiliate of Seller) at any time during the 12 months preceding the Closing Date or in any manner induce or attempt to induce any employee of Seller (or any subsidiary or affiliate of Seller) to terminate his employment with Seller (or any subsidiary or affiliate of Seller), as the case may be; or (ii) interfere with Seller’s (or any subsidiary or affiliate of Seller) relationship with any person, including any person who at any time during the 12 months preceding the Closing Date was an employee, contractor, vendor, supplier, or customer of Seller (or any subsidiary or affiliate of Seller).

12.5. The parties agree that all Non-Disclosure and Non-Compete obligations set forth in any prior agreements between Purchaser, FIL and/or Member, including all such obligations set forth in the Sales Agency and Service Agreement dated May 19, 2008 and effective July 1, 2008 are null and void.

12.6. In the event of breach by any party of the terms of this Section, the non-breaching party shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin the breaching party or parties from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. The parties acknowledge, however, that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate. In addition, in the event the undertakings set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

13. Indemnification.

13.4. Indemnification by Purchaser and the Member. Purchaser and the Member hereby agree to jointly and severally indemnify and hold harmless Seller from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Purchaser or the Member of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Purchaser or the Member made herein, (iii) the conduct of the NJ Business from and after the Closing Date, or (iv) any failure by Purchaser or the Member to perform or comply with any of their covenants or obligations under this Agreement.

13.5. Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Purchaser and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Seller of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Seller made herein, or (iii) any failure by Seller to perform or comply with any of its covenants or obligations under this Agreement.

13.6. For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits, insurance proceeds and any indemnity, contribution or other similar payment from third parties. Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket.

13.4. If any claim is made, or any suit or proceeding is instituted, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the others in writing. At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through their counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim. The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession. The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.

14. No Brokerage.

None of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

15. Nature of Representations and Warranties.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

16. Notices and Payments.

All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered, faxed or e-mailed, return fax or e-mail acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

Seller:	Janel World Trade, Ltd. and
The Janel Group of New York, Inc.
150-14 132nd Avenue
Jamaica, New York 11434
Attention: James N. Jannello
Fax (516) 593-0925
jjannello@JANELGROUP.net

Purchaser and
the Member:	Allports Logistics Anchor Wharehouse, LLC
1319 North Broad Street
Hillside, New Jersey 07205
Fax (908) 282-0226
nick@ferrarainternational.com

and

Nicholas Ferrara
90 Bay Shore Drive
Toms River, New Jersey 08753
Fax (908) 282-9441
nick@ferrarainternational.com

All payments hereunder shall be delivered to the above addresses. Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

17. Expenses.

Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

18. Survival.

Except as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of two years following the Closing Date.

19. Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

20. Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

22. Arbitration.

Any dispute, other than disputes related to a violation of Section 12 of this Agreement, shall be submitted to binding arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in New Jersey, New Jersey, in accordance with the rules and procedures of the American Arbitration Association except that such arbitration shall be before a single arbitrator. The arbitrator’s decision will be final and may be enforced through any court having jurisdiction. Each party will bear its own costs and expenses associated with such arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives. The general costs and expenses of the arbitration proceedings, such as the fees of the mediator or arbitrator and the charges of the American Arbitration Association, will be paid 50% by Claimants, and 50% by Respondents.

23. Enforcement.

23.1. Any suit, action or proceeding with respect to this Agreement, shall be brought in the state and federal courts located in New Jersey. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

23.2. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

24. Binding Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties.

25. Entire Agreement; Modification.

This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

26. Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

27. Trade Secrets; No Defamation.

Each party hereto acknowledges that trade secrets and confidential information are protected by certain laws which could be applicable except as such trade secrets and confidential information may be used by each party hereto in its business as permitted or contemplated by the terms of this Agreement.  The parties hereto agree that, except as may be required by law, no party will knowingly publish any false and defamatory statement regarding any other party or its agents, members, representatives, directors, shareholders, officers, parents, subsidiaries, affiliates, or employees to any individual or entity not a party to this agreement.

28. Counterparts.

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Seller:

Janel World Trade, Ltd.

By:	/s/
James N. Jannello
Executive Vice President

The Janel Group of New York, Inc.

By:	/s/
James N. Jannello
Chief Executive Officer

Purchaser:

Allports Logistics Anchor Wharehouse, LLC

By:	/s/
Nicholas V. Ferrara
Managing Member

Member:

/s/
Nicholas V. Ferrara

ASSET PURCHASE AGREEMENT

INDEX OF SCHEDULES AND EXHIBITS

Schedule
1.1	-	NJ Assets
1.1(a)	-	NJ Customers
2.2	-	Assumed Obligations
3.2	-	Allocation of Purchase Price
6.4	-	Purchaser Approvals
7.4	-	Seller Approvals
7.5	-	Exceptions to Liens

Exhibit
A	-	Bill of Sale
B	-	Instrument of Assumption

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